UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2007

Lab123, Inc.
(Exact name of Registrant as specified in charter)

Delaware	333-137545	45-0542515
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Field Drive, Suite 240, Lake Forest, Illinois 60045
(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (847) 234-8111

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 28, 2007 the Board of Directors of Lab123, Inc. (the “Company”) elected Ernest Azua as an Executive Vice President of the Company for an interim period until the selection of a new President and Chief Executive Officer of the Company.

From March 2006 to March 27, 2007 Mr. Azua was a Senior Vice President and Director of Intellectual Property Management with Biosafe Medical Technologies, Inc. in which capacity he was also responsible for product licensing and strategic planning to raise capital for that company. From July 1994 to July 2004 he was employed in various positions by Smith Barney & Co. and its predecessors, including as a Senior Vice President, Assistant Branch Manager and a resident manager of a satellite office. Mr. Azua is also an adjunct faculty member at Moraine Valley Community College and Joliet Junior College.

Mr. Azua shall be paid a salary at the rate of $125,000 per year for his full-time services to the Company. His responsibilities will include the hiring of marketing staff and maintaining and augmenting the Company’s sales. He will also focus on a search for a new Chief Executive Officer of the Company.

There are no arrangements or understandings between Mr. Azua and any other persons pursuant to which he was selected as an officer of the Company. Mr. Azua has no family relationship with any other director or officer of the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAB123, INC.

March 29, 2007	By:	/s/ Henry Warner
Henry Warner Chairman of the Board